Registration No. 333-____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

KAYDON CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	13-3186040 (IRS Employer Identification Number)

315 East Eisenhower Parkway Ann Arbor, Michigan (Address of Principal Executive Offices)	48108 (Zip Code)

KAYDON CORPORATION EMPLOYEE STOCK OWNERSHIP
AND THRIFT PLAN

ELECTRO-TEC CORPORATION EMPLOYEE RETIREMENT BENEFIT PLAN
(Full Title of the Plans)

John F. Brocci Vice President Administration and Secretary Kaydon Corporation 315 East Eisenhower Parkway Ann Arbor, Michigan 49108 (Name and Address of Agent for Service)	Copies to:	Anthony J. Kolenic, Jr. Warner Norcross & Judd LLP 900 Fifth Third Center 111 Lyon Street, N.W. Grand Rapids, Michigan 49503-2487

(734) 747-7025
(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (4)(5)	Proposed Maximum Aggregate Offering Price(4)(5)	Amount of Registration Fee
Common Stock, Par Value $0.10 per Share (1)(2)	850,000 shares (2)(3)	$30.28	$25,738,000	$3,261.00

(1)

Includes the Series A Preferred Stock Purchase Rights ("Rights") attached to each share of Kaydon Corporation Common Stock and evidenced by a Rights Agreement, dated as of May 4, 2000, between the Company and Bank of New York, as successor Rights Agent. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificate representing the Kaydon Corporation Common Stock, and may be transferred only with such shares of Common Stock.

(2)

The number of shares may be adjusted to prevent dilution from stock splits, stock dividends and similar transactions. This registration statement covers any such additional shares in accordance with Rule 416(a) under the Securities Act of 1933. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(3)

Of the 850,000 shares of Kaydon Corporation Common Stock, $0.10 par value per share ("Common Stock"), to be registered pursuant to this Form S-8 Registration Statement, 750,000 shares of Common Stock are to be registered under the Kaydon Corporation Employee Stock Ownership and Thrift Plan and 100,000 shares of Common Stock are to be registered under the Electro-Tec Corporation Employee Retirement Benefit Plan.

(4)	Estimated solely for the purpose of calculating the registration fee.

(5)

On October 6, 2004, the average of the high and low prices of Common Stock of Kaydon Corporation on the New York Stock Exchange was $30.28 per share. The registration fee is computed in accordance with Rule 457(h) and (c).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                    In connection with the offering by Kaydon Corporation (the "Company" or "Registrant") of investment alternatives to participants in its Kaydon Corporation Employee Stock Ownership and Thrift Plan and Electro-Tec Corporation Employee Retirement Benefit Plan, each a "Plan" and together, the "Plans", the Company and the Plans permit participants in the Plans to invest up to 100% of their account balances and up to 100% of additional contributions to their accounts in direct investments in shares of Common Stock. Based on the level of investments from time to time in direct investments in Common Stock by participants in the Plans, the trustee will purchase or sell shares of Common Stock on the New York Stock Exchange, in private transactions, or among Plan participants' accounts at then prevailing market prices. The Company may issue shares of Common Stock to the Plans to the extent participants have elected to have contributions invested in Common Stock and to make matching and/or discretionary profit sharing contributions to the Plans.

                    The documents containing the information specified in Part I of this Form S-8 (Plan information, Company information and employee plan annual information) will be sent or given to participants as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of this Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

                    The following documents filed with the Securities and Exchange Commission are incorporated in this registration statement by reference:

          (a)          The Registrant's and the Plans' latest annual reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

          (b)          All other reports filed by the Registrant or the Plans pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.

          (c)          The description of the Common Stock which is contained in the Registrant's Registration Statement on Form 8-A, No. 1-11333, filed on May 20, 1994, under the Exchange Act.

          (d)          The description of the Rights which is contained in the Registrant's Registration Statement on Form 8-A, No. 1-11333, filed on May 24, 2000, under the Exchange Act.

                    All documents subsequently filed by the Registrant or the Plans pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing of such documents.

Information Regarding Financial Statements Incorporated by Reference into this Registration Statement

                    On May 13, 2002, the Company announced that it had appointed Ernst & Young LLP to replace Arthur Andersen LLP ("Andersen") as its independent auditors. The Company's financial statements for and as of the fiscal year ended December 31, 2001, included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 incorporated by reference into this Registration Statement have been audited by Andersen, as stated in their report dated February 1, 2002, which is incorporated by reference herein. After reasonable efforts, the Company has been unable to obtain Andersen's consent to the incorporation by reference into this Registration Statement of its report with respect to these financial statements. Under these circumstances, Rule 437a under the Securities Act of 1933 permits the Company to file this Registration Statement without a written consent from Andersen. The absence of such consent may limit recovery by investors on certain claims. In particular, and without limitation, investors will not be able to assert claims against Andersen under Section 11 of the Securities Act of 1933. In addition, the ability of Andersen to satisfy any claims (including claims arising from Andersen's provision of auditing and other services to the Company) may be limited as a practical matter due to recent events regarding Andersen.

Item 4.	Description of Securities.

                    Not applicable.

Item 5.	Interests of Named Experts and Counsel.

                    Not applicable.

Item 6.	Indemnification of Directors and Officers.

                    Section 145 of the Delaware General Corporation Law ("DGCL") generally empowers Delaware corporations to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer has no reasonable cause to believe his conduct was unlawful.

                    Section 145 of the DGCL also empowers Delaware corporations to provide similar indemnity to such a person for expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by the person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its stockholders, except in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                    The DGCL further provides that: (i) to the extent a present or former director or officer of a corporation has been successful in the defense of any derivative or third-party action, suit or proceeding or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person, in connection therewith; and (ii) indemnification and advancement of expenses provided for, by, or granted pursuant to, the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.

                    The DGCL permits a Delaware corporation to purchase and maintain on behalf of such a person insurance against liabilities incurred in such capacities. The DGCL further permits and Kaydon's Certificate of Incorporation eliminates the personal liability of a director to the Company or its stockholders for monetary damages for violations of the director's fiduciary duties except: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or (iv) for any transaction from which a director derived an improper personal benefit.

                    The Company's Certificate of Incorporation and bylaws limit liability of the Company's directors and officers to the maximum extent permitted by law and in the manner permissible under the laws of the State of Delaware.

                    The Company's bylaws also provide that the Company shall purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him or on his behalf in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability. the Company has obtained such insurance.

Item 7.	Exemption from Registration Claimed.

                    Not applicable.

Item 8.	Exhibits.

                    The following exhibits are filed or incorporated by reference as part of this Registration Statement:

4.1

Rights Agreement dated as of May 4, 2000 between the Company and Continental Stock Transfer & Trust Company, as Rights Agent. Previously filed as Exhibit 4.1 to the Company's Current Report on Form 8-K filed on May 24, 2000, and incorporated herein by reference.

4.2

Notice Letter dated June 23, 2000 from the Company to Continental Stock Transfer & Trust Company regarding the change of the Rights Agent under the Company's Rights Agreement dated as of May 4, 2000. Previously filed as Exhibit 4.3 to Amendment No. 2 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000, and incorporated herein by reference.

4.3

Registration Rights Agreement dated as of May 23, 2003, among the Company, Deutsche Bank Securities Inc., Banc One Capital Markets, Inc. and SunTrust Capital Markets, Inc. Previously filed as Exhibit 4.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 28, 2003 and incorporated herein by reference.

4.4	Kaydon Corporation Employee Stock Ownership and Thrift Plan, as amended.

4.5	Electro-Tec Corporation Employee Retirement Benefit Plan, as amended.

5	Opinion of Dykema Gossett PLLC.

23.1	Consent of Independent Registered Public Accounting Firm regarding the Kaydon Corporation Employee Stock Ownership and Thrift Plan, as amended.

23.2	Consent of Independent Registered Public Accounting Firm regarding the Electro-Tec Corporation Employee Retirement Benefit Plan, as amended.

23.3	Consent of Dykema Gossett PLLC (included in Exhibit 5 and incorporated herein by reference).

23.4	Notice of Inability to Obtain Consent of Arthur Andersen LLP.

24	Powers of Attorney.

          The Registrant undertakes that it will submit or has submitted the Plans and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plans.

Item 9.	Undertakings.

          (a)          The undersigned Registrant hereby undertakes:

          (1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

          (i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and each filing by an employee benefit plan named herein of an annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (h)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

                    The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan, on this 8th day of October, 2004.

KAYDON CORPORATION (Registrant)

/s/ John F. Brocci
John F. Brocci, Vice President Administration and Secretary

                    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

October 8, 2004	/s/ Brian P. Campbell
Brian P. Campbell, Chairman of the Board of Directors, President, Chief Executive Officer, and Chief Financial Officer (Principal Executive and Financial Officer)

October 8, 2004	/s/ Kenneth W. Crawford
Kenneth W. Crawford, Vice President and Corporate Controller (Principal Accounting Officer)

October 8, 2004	*/s/ David A. Brandon
David A. Brandon, Director

October 8, 2004	*/s/ Thomas C. Sullivan
Thomas C. Sullivan, Director

October 8, 2004	*/s/ B. Joseph White
B. Joseph White, Director

*By	/s/ John F. Brocci
John F. Brocci Attorney-in-Fact

                    The Plans. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plans) have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan, on this 8th day of October, 2004.

KAYDON CORPORATION EMPLOYEE STOCK OWNERSHIP AND THRIFT PLAN

By:	Kaydon Corporation Plan Administrator

By: /s/ John F. Brocci
John F. Brocci, Vice President Administration and Secretary

ELECTRO-TEC CORPORATION EMPLOYEE RETIREMENT BENEFIT PLAN

By:	Electro-Tec Corporation Plan Administrator

By: /s/ John F. Brocci
John F. Brocci, Vice President

EXHIBIT INDEX

Exhibit Number	Document

4.1

Rights Agreement dated as of May 4, 2000 between the Company and Continental Stock Transfer & Trust Company, as Rights Agent. Previously filed as Exhibit 4.1 to the Company's Current Report on Form 8-K filed on May 24, 2000, and incorporated herein by reference.

4.2

Notice Letter dated June 23, 2000 from the Company to Continental Stock Transfer & Trust Company regarding the change of the Rights Agent under the Company's Rights Agreement dated as of May 4, 2000. Previously filed as Exhibit 4.3 to Amendment No. 2 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000, and incorporated herein by reference.

4.3

Registration Rights Agreement dated as of May 23, 2003, among the Company, Deutsche Bank Securities Inc., Banc One Capital Markets, Inc. and SunTrust Capital Markets, Inc. Previously filed as Exhibit 4.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 28, 2003 and incorporated herein by reference.

4.4	Kaydon Corporation Employee Stock Ownership and Thrift Plan, as amended.

4.5	Electro-Tec Corporation Employee Retirement Benefit Plan, as amended.

5	Opinion of Dykema Gossett PLLC.

23.1	Consent of Independent Registered Public Accounting Firm regarding the Kaydon Corporation Employee Stock Ownership and Thrift Plan, as amended.

23.2	Consent of Independent Registered Public Accounting Firm regarding the Electro-Tec Corporation Employee Retirement Benefit Plan, as amended.

23.3	Consent of Dykema Gossett PLLC (included in Exhibit 5 and incorporated herein by reference).

23.4	Notice of Inability to Obtain Consent of Arthur Andersen LLP.

24	Powers of Attorney.